                Privileged & Confidential
Exhibit 10.27
CASH RETENTION AGREEMENT

THIS CASH RETENTION AGREEMENT (this “Agreement”) is entered into and effective as of March 21, 2025 (the “Effective Date”), by and between 23andMe, Inc. (the “Company”), and Joseph Anthony Selsavage, an employee of the Company (“Employee”).

RECITALS

WHEREAS, continuation of Employee’s duties is important to the Company’s ability to successfully manage its business and all activities and endeavors, particularly in light of the challenging business environment; and

WHEREAS, the Company desires to assure itself of Employee’s continued services for an extended period of time by providing Employee a cash retention bonus, subject to repayment by Employee if Employee’s employment with the Company is terminated under certain circumstances prior to the expiration of the Retention Period, as provided for in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and Employee agree as follows:

1)Definitions. Defined terms are set forth herein on the attached Schedule 1.

2)Duties. Except as specifically provided in Section 3(b) below, in order to retain the Retention Cash Bonus, Employee agrees that, during the Retention Period, Employee shall satisfactorily perform Employee’s duties for the Company.

3)Retention Cash Bonus; Termination of Employment.

a)Retention Cash Bonus. The Company shall pay Employee a cash bonus on the Effective Date in an amount equal to US $500,000 (the “Retention Cash Bonus”), reduced by all applicable withholdings and deductions required by law.
b)Clawback or Credit Upon Certain Terminations of Employment. In the event that Employee’s employment with the Company is terminated prior to the end of the Retention Period due to (i) Employee’s resignation for any reason other than Good Reason, or (ii) by the Company for Cause, Employee must repay to the Company, within forty-five (45) days following the Termination Date, the Retention Cash Bonus previously paid to Employee, net of any taxes paid or payable by Employee in respect of such Retention Cash Bonus. For the avoidance of doubt, the foregoing repayment obligation will not apply if Employee’s employment is terminated during the Retention Period due to (x) Employee’s death or Disability, (y) a termination by the Company without Cause, or (z) a resignation by Employee for Good Reason.

c)No Impact on Existing Arrangements. Nothing in this Agreement shall be deemed to modify any existing employment, severance or other agreement between Employee and the Company or

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                Privileged & Confidential
any of its Affiliates, or any plan, program or arrangement of the Company or any of its Affiliates in which Employee participates.

4)Continuing Obligations. Employee acknowledges that Employee remains bound by any confidentiality, intellectual property, non-competition, non-solicitation, non-disparagement or other restrictive covenants pursuant to any existing employment, severance, incentive compensation plan or agreement, or any restrictive covenant agreement, to which Employee is party or in which Employee participates.

5)Successors. This Agreement is personal to Employee and, without the prior written consent of the Company, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.
6)Miscellaneous.

a)Applicable Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, applied without reference to its principles of conflict of laws, except where preempted by the Bankruptcy Code.

b)Jurisdiction and Venue. Each party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or to the United States District Court for the district of Delaware, for the purposes of any suit, action, or other proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the suit, action, or other proceeding shall be heard and determined in any such court. Each party agrees to commence any such suit, action, or other proceeding in the Court of Chancery of the State of Delaware, or the United States District Court for the district of Delaware. Each party waives any defense of improper venue or inconvenient forum to the maintenance of any suit, action, or other proceeding so brought. Notwithstanding the foregoing consent to Delaware jurisdiction, if the Company commences cases under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”), each party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter. Each party waives its right to a jury trial with respect to any action, or claim arising out of any dispute in connection with this Agreement, any rights or obligations hereunder, or the performance of such rights and obligations.

c)Amendments. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

d)Impact of the Retention Cash Bonus on Other Benefit Plans. The parties hereto agree that the Retention Cash Bonus to be paid by the Company pursuant to this Agreement (i) shall be considered a bonus, and hence not compensation, for purposes of the Company’s benefit plans and programs and (ii) shall not be construed as compensation or otherwise taken into account, for purposes of determining any benefits provided under any other compensation arrangement or

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benefit plan, practice or policy maintained by the Company or any of its subsidiaries for any of its or their respective employees.

e)Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein and shall supersede all prior or existing agreements between the parties hereto with respect to such matters. There are no promises, representations, inducements, or statements between the parties other than those that are expressly contained herein. Notwithstanding any rule of law to the contrary, this Agreement may not be modified, changed, amended or waived in any way (either in whole or in part) orally, by conduct, by informal writings or by any combination thereof. In the event that any provision of this Agreement is invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected. Employee is entering into this Agreement of Employee’s own free will and accord and has read this Agreement and understands it and its legal consequences.

f)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:    _____________________
    _____________________
    _____________________
If to the Company:    23andMe, Inc.
870 Market Street
Room 415
San Francisco, CA 94102
Attention: Joe Selsavage
Email: joes@23andme.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

g)Counterparts. This Agreement may be executed in separate counterparts, including by facsimile and electronic delivery, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

h)Confidentiality. Notwithstanding any disclosure by the Company of the fact or content of this Agreement, whether in whole or in part, Employee hereby covenants and agrees that Employee shall keep confidential this Agreement and the terms hereof, including the eligibility for the Retention Cash Bonus and the amount thereof, except as required by applicable law. Further, Employee may disclose to his/her attorney, his/her spouse, and his/her tax and financial advisors the fact or content of this Agreement.

[Signatures on Following Page]

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IN WITNESS WHEREOF, Employee and the Company have each executed or caused the execution of this Cash Retention Agreement, as applicable, as of the Effective Date.

COMPANY:

23andMe, Inc.

By:	/s/ Savita Pillai
Name:	Savita Pillai
Title:	VP, People

EMPLOYEE:

/s/ Joseph Anthony Selsavage
Name:	Joseph Anthony Selsavage

Schedule 1

Definitions. For purposes of this Agreement:

a)“Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

b)“Bankruptcy Code” shall mean Title 11 of the United States Code.

c)“Cause” has the meaning given to that term in any written employment agreement, offer letter or severance agreement between the Company and Employee, or if no such agreement exists or if such term is not defined therein, Cause means a finding by the Company that Employee (i) has willfully breached his or her employment or service contract with the Company, (ii) has willfully engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Company and Employee or (v) has willfully engaged in such other behavior detrimental to the interests of the Company as the Company determines. For purposes of this Agreement, no act or failure to act on the part of Employee shall be considered to be done “willfully” unless it is done, or omitted to be done, by Employee without reasonable belief that Employee’s action or omission was in the best interests of the Company. A termination of Employee’s employment shall not be deemed for Cause unless and until (x) the Board has provided Employee with written notice containing reasonable detail regarding the act(s) or circumstance(s) that constitutes Cause hereunder within thirty (30) days following the date on which the Board first becomes aware of its occurrence and (y) with respect to clauses (i), (iv) and (v) above, Employee has failed to cure such act(s) or circumstance(s), if curable (as determined by the Board in its sole discretion), within thirty (30) days following receipt of such written notice.

d)“Disability” shall mean that Employee is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan of the Company.

e)“Good Reason” means, without Employee’s express written consent, the occurrence of any one or more of the following: (i) Employee’s job duties, responsibilities and authority are materially diminished; (ii) the Company requires Employee to be based at a location in excess of fifty (50) miles from Employee’s principal job location or office, except for required travel on the Company’s business to an extent substantially consistent with Employee’s business travel obligations; (iii) the Company does any of the following: (a) reduces Employee’s annual base salary in a material respect; (b) materially reduces or eliminates Employee’s opportunity to earn bonuses or incentive compensation (excluding any reduction or elimination of a compensation program that is generally applicable to all or substantially all salaried Company employees); or (c) materially reduces the employee benefits provided to Employee (excluding any reduction that is generally applicable to all or substantially all salaried Company employees); provided, that none of the events or occurrences specified above shall be deemed to constitute “Good Reason” unless (x) Employee provides written notice of the existence of such event or occurrence to the Company within ninety (90) days of such event or occurrence,

(y) the Company fails to cure such event or occurrence within thirty (30) days of the receipt of such notice, and (z) the Employee’s resignation is effective at the end of such thirty (30) day period.

f)“Retention Period” shall commence on the Effective Date and end on the earlier of (i) December 31, 2025 and (ii) the date of the Company’s emergence from bankruptcy following the effective date of a plan of reorganization approved by the Bankruptcy Court and implemented under the Bankruptcy Code or any consummation of a comprehensive out-of-court restructuring transaction, in either case, involving the Company and/or its Affiliates.

g)“Termination Date” shall mean the date on which Employee’s employment with the Company is terminated by either the Company or Employee for any reason.